Exhibit 10.10

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”), which is amended and restated as of February 16, 2018, is entered into between Cerevast Medical, Inc., a Delaware corporation (“Cerevast”), and Doheny Eye Institute, a California nonprofit public benefit corporation (“Doheny”).

Background

A.             Doheny has rights in certain proprietary technology relating to therapeutic applications of Sonolysis (as defined herein) and is solely responsible for negotiating a license to research, develop, and commercialize Licensed Products in the Field (as both are defined herein).

B.              Doheny entered into a license agreement with Reflow Biomedical Technologies, LLC (“Reflow”), effective June 8, 2011 (the “Effective Date”), which was subsequently amended effective January 20, 2012; May 15, 2012; and February 27, 2017 (the “Original Agreement”).

C.              Reflow agreed to be acquired by Cerevast and to assign the Original Agreement to Cerevast, as allowed by Section 11.4 of the Original Agreement.

D.             In letters dated October and November 3, 2017, Reflow and Cerevast requested and Doheny agree to amend Section 11.8.1 to extend from 8 to 10 years from the Effective Date the time to develop a functioning prototype of a Licensed Product and to amend the Original Agreement to include patent applications that were filed after the last amendment to the Original Agreement.

E.              Cerevast and Doheny desire to amend and restate the Original Agreement to incorporate the earlier amendments, to clarify certain provisions, and to update the list of licensed patents and applications in Exhibit A.

The parties agree as follows:

1.            DEFINITIONS

For purposes of this Agreement, the terms set forth in this Section 1 shall have the respective meanings set forth below:

1.1.           “Affiliate” means, with respect to any person or entity, any other person or entity that controls, is controlled by or is under common control with such person or entity. For purposes of this Agreement, a person or entity shall be in “control” of an entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control of the management and policies of such other entity.

1.2.           “Annual Net Sales” means, with respect to any Annual Net Sales Period, the Net Sales earned in such Annual Net Sales Period.

1.3.           “Annual Net Sales Period” means each of (a) the period from the date of the First Commercial Sale of the first Licensed Product through December 31 of the calendar year in which the First Commercial Sale of the first Licensed Product takes place, and (b) each calendar year thereafter.

1.4.           “Confidential Information” means, with respect to a party, all information (and all tangible and intangible embodiments thereof), that is owned or controlled by such party, is disclosed by such party to the other party pursuant to this Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving party and described as such in writing within thirty (30) days after such disclosure. Notwithstanding the foregoing, Confidential Information of a party shall not include information which, and only to the extent, the receiving party can establish by written documentation (a) has been publicly known prior to disclosure of such information by the disclosing party to the receiving party; (b) has become publicly known, without the fault of the receiving party, subsequent to disclosure of such information by the disclosing party to the receiving party; (c) has been received by the receiving party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the receiving party free of confidentiality obligations prior to disclosure of such information by the disclosing party to the receiving party; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of such information disclosed by the disclosing party to the receiving party.

1.5.           “Doheny Improvement Patent Rights” means, collectively, all patents and patent applications that may issue or be prepared in the future based on Doheny Patent Rights, including without limitation utility models, design patents, certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications and any foreign equivalents thereof.

1.6.           “Doheny Patent Rights” means, collectively, (a) those certain patent applications listed on Exhibit A hereto; (b) all patents that have issued or in the future may issue from any of the foregoing patent applications, including without limitation utility models, design patents, and certificates of invention; (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; and (d) all foreign equivalents of any of such patents and patent applications.

1.7.           “Field” means the treatment, prevention, diagnosis and/or prognosis of diseases and disorders of the eye.

1.8.           “First Commercial Sale” means, with respect to a Licensed Product, the first sale for use or consumption by the general public of such Licensed Product.

1.9.           “Licensed Patent Rights” has the meaning given in Section 2.1.

1.10.         “Licensed Process” means any process which would, in the course of being practiced, but for the licenses granted herein, infringe a Valid Claim.

1.11.         “Licensed Product” means any product for use in the Field, the manufacture, use or sale of which would, but for the licenses granted hereunder infringe a Valid Claim.

1.12.         “Net Sales” means, with respect to any Licensed Product, the invoiced sales price of such Licensed Product by Cerevast, its sublicensees and their respective Affiliates billed to independent customers who are not Affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, outdated, rejected or returned Licensed Product; (b) actual freight and insurance costs incurred in transporting such Licensed Product to such customers; (c) cash, quantity and trade discounts and other price reductions; (d) sales, use, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Licensed Product. Sales between or among Cerevast and its Affiliates or sublicensees shall be excluded from the computation of Net Sales except where such Affiliates or sublicensees are end users of the Licensed Product, but Net Sales shall include the subsequent final sales to third parties by such Affiliates or sublicensees.

1.13.          “Royalty Term” means, as determined on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time commencing on the date of the First Commercial Sale of such Licensed Product in such country, and ending upon the expiration or termination of the last Valid Claim that covers the development, manufacture, use, sale or importation into such country of such Licensed Products.

1.14.         “Sonolysis” means the use of ultrasound in combination with microbubbles to disrupt or deactivate a biological material.

1.15.         “Sublicensee” means any non-Affiliate third party licensed by Licensee to make, or sell any Licensed Product accordance with the terms of this Agreement.

1.16.         “Territory” is worldwide.

1.17.         “Valid Claim” means either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2.            LICENSE GRANT

2.1.           License. Subject to the limitations set forth in this Agreement, Doheny hereby grants to Cerevast an exclusive, worldwide, royalty bearing license, with the right to sublicense (subject to Section 2.2 below), to Doheny Patent Rights, Doheny improvements, or Doheny Improvement Patent Rights (the “Licensed Patent Rights”) to research, develop, make, have made, use, import, put into use, modify, distribute, offer for sale, sell and have sold Licensed Products and to practice Licensed Processes during the term of this Agreement in the Field.

2.2.           Sublicenses.

 2.2.1.           Cerevast may grant sublicenses under the license set forth in Section 2.1 to any third party.

 2.2.2.           If Cerevast enters into an agreement with a sublicensee pursuant to which Cerevast grants a license under any Licensed Patent Right (each a “Sub-license Agreement”), Cerevast shall pay to Doheny, in addition to the royalty set forth in Paragraph 5.2 and subject to the limitations in this Paragraph 2.2.2, ten percent (10%) of any Sub-licensing Revenue (as defined below). “Sub-licensing Revenue” means all amounts actually received from a sublicensee from commercial sales involving Licensed Products (net of (a) all withholding or similar taxes (paid or payable) with respect to such amounts under a Sub-licensing Agreement and (b) all other reasonable expenses incurred by Cerevast in prosecuting, maintaining and defending the Doheny Patent Rights and Doheny Improvement Patent Rights that are the subject of the Sub-License Agreement or in connection with the negotiation and execution of the Sub-license Agreement, including in each case without limitation reasonable attorneys’ fees).

2.2.3.            Cerevast shall give Doheny written notice of each sublicense under this Agreement along with a copy of such sublicense within thirty (30) days of execution. Any such sublicense shall contain provisions for the assignment to Doheny of Cerevast’s interest therein upon termination of this Agreement, unless the termination of this Agreement arises out of the action or inaction of such sublicensee or the sublicensee is then in breach of its obligations under such sublicense, in which case Doheny, at its option, may terminate such sublicense.

2.3.           Retained Rights. Notwithstanding the exclusive license granted in Section 2.1, Doheny will retain the absolute, nontransferable right under the Doheny Patent Rights, Doheny improvements, or Doheny Improvement Patent Rights to use the technology covered by the Licensed Patent Rights and all improvements thereof made by employees of Doheny, for non- commercial research and educational purposes. Licensee will supply Licensed Products to Doheny for educational and other noncommercial purposes on terms to be agreed by the Parties.

3.             REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party as follows:

3.1.            Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

3.2.            Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms, subject to principles of bankruptcy and other equitable remedies.

3.3.           Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

3.4.            No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

4.             DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT DOHENY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE DOHENY PATENT RIGHTS, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. ALL RIGHTS IN THE DOHENY PATENT RIGHTS PROVIDED TO CEREVAST HEREUNDER ARE PROVIDED “AS IS.”

5.            PAYMENTS

5.1.           License Issuance Fee. The parties acknowledge that the license issuance fee of $8,500.00 was paid, to reimburse Doheny for costs associated with preparation, filing, prosecution and maintenance of the Doheny Patent Rights through the Effective Date.

5.2.            Royalties.

 5.2.1.            Within thirty (30) days following the First Commercial Sale of a Licensed Product, Cerevast shall give written notice to Doheny thereof.

 5.2.2.           Subject to the provisions of Section 5.5, Cerevast shall pay royalties to Doheny equal to one percent (1%) of Annual Net Sales of Licensed Products beginning with the First Commercial Sale by Cerevast or its Affiliates and continuing during the Royalty Term. Payment of such royalties will be due at the same time as each report required by Section 5.3.2 below. If Cerevast encounters unforeseen business demands, Doheny may provide a 10-day grace period on any payment due from Cerevast to Doheny in Doheny’s sole discretion, after which Doheny may, in its sole discretion, charge interest at a rate no greater than 1.5% per month, or the highest rate permitted by applicable law, whichever is less.

5.3.            Royalty Reports.

 5.3.1.           Cerevast shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Annual Net Sales, and to enable the royalties payable to Doheny under the Agreement.

 5.3.2.           Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale by Cerevast or its Affiliates, Cerevast shall furnish to Doheny a written report showing in reasonably specific detail the calculation of royalties owing with respect to the sale of Licensed Products by Cerevast and its Affiliates for the prior quarter.

5.4.            Audits.

 5.4.1.           Upon the written request of Doheny and not more than once in each calendar year, Cerevast shall permit an independent certified public accounting firm of nationally recognized standing, selected by Doheny and reasonably acceptable to Cerevast, at Doheny’s expense, to have access during normal business hours to such of the records of Cerevast as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty four (24) months prior to the date of such request. The accounting firm shall disclose to Cerevast only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

 5.4.2.           If such accounting firm concludes that additional royalties were owed during the audited period, Cerevast shall pay such additional royalties within thirty (30) days of the date Doheny delivers to Cerevast such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Doheny; provided, however, if the audit discloses that the royalties payable by Cerevast for such period are more than one hundred five percent (105%) of the royalties actually paid for such period, then Cerevast shall pay the reasonable fees and expenses charged by such accounting firm.

 5.4.3.           Doheny shall treat all financial information subject to review under this Section 5.4. as confidential, in accordance with Section 8 below, and shall cause its accounting firm to retain all such financial information in confidence.

5.5.            Option. At any time during the term of the Agreement, Cerevast has the option, but not the obligation, to extinguish the obligation to pay royalties under Sections 2.2 and 5.2.2 upon payment to Doheny of $50,000.00 US Dollars.

5.6.            Payment Method. All payments by Cerevast to Doheny hereunder shall be in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Doheny to Cerevast.

6.            OWNERSHIP OF TECHNOLOGY

6.1.            Doheny Technology. Doheny shall solely own all right, title and interest in the Licensed Patent Rights.

6.2.            Limited Warranty. Doheny represents and warrants to Cerevast that: (a) as of the Effective Date, there are no pending legal actions of which Doheny has knowledge with respect to the Doheny Patent Rights, and Doheny has not received written notice of any pending or threatened claims or litigation seeking to invalidate any Doheny Patent Right; and (b) the Doheny Patent Rights were developed by Doheny and were not misappropriated from another.

7.            PATENT RIGHTS

7.1.            Prosecution and Maintenance of Licensed Patent Rights. Primary responsibility for preparing, filing, prosecuting and maintaining the Licensed Patent Rights shall be as follows:

 7.1.1.           Category A Patent Rights. Cerevast shall have the primary responsibility to diligently prepare, file and reasonably prosecute and maintain the Category A Patent Rights, and shall furnish Doheny copies of all related official correspondence in a timely way. Cerevast shall inform Doheny in writing of its intention – at least sixty (60) days before the date on which any invention, patent or patent application within the Category A Patent Rights has a response or payment due, not including any extension period, after which the invention, patent or patent application would be allowed to lapse or become abandoned or forfeited – of Cerevast’s decision to permit the same, and upon Doheny’s instruction, shall reasonably cooperate with Doheny to transfer the patent or patent application to counsel indicated by Doheny. If Cerevast elects to terminate the prosecution or maintenance of a Category A Patent Right(s) in any country, Cerevast’s rights to such Category A Patent Right(s) in such country shall terminate and revert to Doheny.

 7.1.2.           Category B Patent Rights. Cerevast shall maintain the Category B Patent Rights according to the terms and conditions of Section 7.1.1 of the Agreement.

7.2.            Cooperation. Doheny shall provide such assistance and perform such actions as are reasonably requested by Cerevast in connection with maintaining or prosecuting any patent or patent application under 7.1 and 7.3. Doheny shall ensure that its employees are legally required to provide the foregoing assistance and perform the foregoing actions.

7.3.            Enforcement. Each party shall notify the other party of any infringement known to such party of any Licensed Patent Rights, and shall provide the other party with the available evidence, if any, of such infringement.

 7.3.1.           Doheny at its sole expense and with counsel of its own choice reasonably acceptable to Cerevast, shall have the primary right, but not the obligation, to determine the appropriate course of action to enforce the Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Licensed Patent Rights in the Field, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Licensed Patent Rights and shall consider, in good faith, the interests of Cerevast in so doing. In any case enforcing the Licensed Patent Rights in the Field that is controlled by Doheny, Cerevast shall have the right to participate in any such action and to be represented by counsel of its own choice and at its own expense.

(a)            If Doheny does not, within one hundred twenty (120) days of receipt of written notice of the same, abate the infringement of the Licensed Patent Rights in the Field or file suit to enforce the same against at least one infringing party, Cerevast shall have the right but not the obligation, at its sole expense and with counsel of its own choice, to the extent permitted by law and upon prior written notice to Doheny, to take whatever action it deems appropriate to enforce the Licensed Patent Rights in the Field. In any case enforcing the Licensed Patent Rights in the Field that is controlled by Cerevast, Doheny shall have the right to participate in any such action and to be represented by counsel of its own choice and at its own expense.

(b)            Doheny and Cerevast shall reasonably cooperate with each other in the planning and execution of any action to enforce the Licensed Patent Rights in the Field and shall ensure that its employees are legally required to provide the foregoing assistance and perform the foregoing actions. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non- controlling party, including the imposition of any financial obligation on the other Party, without the prior written consent of the other party, which shall not be unreasonably withheld. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights in the Field, shall be shared, after reimbursement of expenses, by Doheny and Cerevast pro rata according to the respective percentages of costs borne by each in such suit.

8.            CONFIDENTIALITY

8.1.            Confidentiality. During the term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s directors, officers, employees, consultants, Affiliates and permitted sublicensees hereunder, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

8.2.            Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a licensing, partnering or other strategic collaboration deal; (iii) a consulting or employment agreement; (iv) a merger, consolidation or similar transaction by such party, or (v) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party.

8.3.            Permitted Disclosures. The confidentiality obligations under this Section 8 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

8.4.            Publicity. If either party wishes to make a public disclosure concerning this Agreement or the relationship established hereunder, such party shall provide the other party in advance with a copy of such proposed disclosure and the other party shall have five (5) business days within which to approve or disapprove the content of the proposed disclosure. Neither party shall unreasonably withhold approval of such disclosure. Failure to respond within such 5-day period shall constitute approval.

9.            INDEMNIFICATION

9.1.            Indemnification by Cerevast. Cerevast shall indemnify and hold harmless Doheny, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, arising from any claims, demands, actions or other proceedings by any third party arising from (a) the material breach of any representation, warranty or covenant by Cerevast under this Agreement; (b) the use of the Licensed Patent Rights by or on behalf of Cerevast or its sublicensees; or (c) the manufacture, use, offer for sale, sale, import, handling or storage of Licensed Products by Cerevast, its sublicensees or their respective Affiliates, customers or end-users.

9.2.            Indemnification by Doheny. Doheny shall indemnify and hold harmless Cerevast, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs, arising from any claims, demands, actions or other proceedings by any third party arising from the material breach of any representation, warranty or covenant by Doheny under this Agreement.

9.3.            Procedure. A party that intends to claim indemnification under this Section 9 (the “Indemnitee”) shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim indemnification; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligation hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The Indemnitor shall have the right to participate in, and to the extent the Indemnitor so desires to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee, shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed.

10.            TERM AND TERMINATION

10.1.         Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Section Error! Reference source not found., shall continue in effect from the Effective Date until the expiration of the last Valid Claim within the Licensed Patent Rights.

10.2.          Termination for Breach.

10.2.1.          If Cerevast has breached any of its payment obligations hereunder and such breach shall continue for sixty (60) days after written notice of such breach was provided to Cerevast by Doheny, Doheny shall have the right at its option to terminate this Agreement effective at the end of such sixty (60) day period.

10.3.         Termination by Cerevast. Cerevast may terminate this Agreement at any time upon thirty (30) days prior written notice to Doheny.

10.4.          Effect of Expiration or Termination.

10.4.1.          Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination. Without limiting the foregoing, Sections 2.2, 5.4, 8, 9, 10 and 11 of this Agreement shall survive any expiration or termination of this Agreement.

10.4.2.          Promptly upon the expiration or earlier termination of this Agreement, (a) Cerevast shall destroy or return to Doheny (as Doheny shall direct) all Doheny Patent Rights; and (b) each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

11.            MISCELLANEOUS

11.1.          Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

11.2.          Arbitration. Any dispute, controversy or claim initiated by either party arising out of, resulting from or relating to this Agreement, or the performance by either party of any obligation under this Agreement, whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in San Diego, California. The method and manner of discovery in any such arbitration proceeding shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall have the authority to grant specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

11.3.          Waiver. No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

11.4.          Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.4 shall be void.

11.5.          Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

11.6.          Further Actions. Each party agrees to execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.7.          Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

If to Doheny:	If to Cerevast

Doheny Eye Institute	Cerevast Medical, Inc.
PO Box 86228	11601 Willows Road NE, Suite 100
Los Angeles, CA 90086	Redmond, WA 98052
Attn: Executive Director	Attn: Chief Operations Officer

11.8.            Diligence.

 11.8.1.         Cerevast will use commercially reasonable efforts to commercialize Licensed Products and will report on such efforts to Doheny annually. Cerevast will use commercially reasonable efforts to develop a functioning prototype of a Licensed Product within ten (10) years of the Effective Date.

 11.8.2.          If, after the eighth (8th) anniversary of the Effective Date, Doheny is approached by any third party with a bona fide plan to commercialize products or services that would require a license or sublicense under the Licensed Patent Rights in a field distinct from the Field (the “Proposed Field”), Doheny will promptly notify Cerevast. If the product or services the third party desires to commercialize within the Proposed Field do not compete or conflict with Cerevast’s intended commercialization efforts for the Licensed Products (either directly or through its Affiliates or Sublicensees), (a) Cerevast will use good faith efforts to negotiate with such third party commercially reasonable terms under which Cerevast would grant a sublicense under the Licensed Patent Rights for a period not to exceed ninety (90) days from first notice of the third party’s interest; provided that in the event that Cerevast and such third party are unable to agree on terms and conditions for the grant of such a sublicense after so negotiating for such ninety (90) day period then Cerevast shall have no further obligation with respect to such third party under this Paragraph 11.8.2; and (b) in the event that Cerevast and such third party are unable to agree on terms and conditions for the grant of such a sublicense after so negotiating for such ninety (90) day period, Cerevast and Doheny shall meet to discuss potential approaches to the development and commercialization of Licensed Products in the Field.

11.9.          No Implied License. Only licenses and rights granted expressly herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.

11.10.       Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

11.11.        No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.10 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 9.

11.12.       Complete Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.

11.13        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

11.14.       Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Cerevast Medical, Inc.		Doheny Eye Institute

By:	/s/ Bradford A. Zakes	By:	/s/ Marissa Goldberg
	(Signature)		(Signature)

	Bradford A. Zakes		Marissa Goldberg
	(Printed Name)		(Printed Name)

	Chief Executive Officer		Executive Director
	(Title)		(Title)

EXHIBIT A

Doheny Patent Rights

I.               CATEGORY A PATENT RIGHTS

Patent / Document	Application	Title	Country	Status	Filing Date	Priority Date	Issue Date	Expiration Date
	60/909522	Thrombolysis in Retinal Vessels with Ultrasound	US	Expired	2007-04-02	2007-04-02		2008-04-02
	60/911385		US	Expired	2007-04-12	2007-04-12		2008-04-12
20080262512	12/061120		US	Abandoned	2008-04-02	2007-04-12		NA
20140243712	13/780535		US	Abandoned	2013-02-28	2013-02-28		NA
	15/597643		US	Pending	2017-05-17	2007-04-02		2027-04-02
	61/488505	Ocular ultrasound probe	US	Expired	2011-05-20	2011-05-20		2012-05-20
	61/577525		US	Expired	2011-12-19	2011-05-20		2012-12-19
20130046179	13/476984		US	Abandoned	2012-05-21	2011-05-20		NA
20140034343	14/272161		US	Abandoned	2014-05-07	2011-05-20		NA
	15/378028		US	Pending	2016-12-03	2011-05-20		2031-05-20
	15/651865		US	Pending	2017-07-17	2011-05-20		2031-05-20
2012162272	PCT/US2012/038900		WIPO	Expired	2012-05-12	2011-05-20		2013-11-20
2012258902	PCT/US2012/038900		AU	Lapsed	2014-01-16	2011-05-20		NA
2712310	12790216.1		EPO	Pending	2014-12-10	2011-05-20		2031-05-20
2014523263	2014-511616		JP	Pending	2012-05-12	2011-05-20		2031-05-20
	61/667826	Sonolysis method	US	Expired	2012-07-03	2012-07-03		2013-07-03
	61/670027		US	Expired	2012-07-10	2012-07-03		2013-07-10
20150173949	PCT/US2013/049334		US	Abandoned	2013-07-03	2012-07-03		NA
2014008405	PCT/US2013/049334		WIPO	Expired	2013-07-03	2012-07-03		2015-01-03
	15/484882		US	Abandoned	2017-04-11	2012-07-03		NA
2869895	13812805.3		EPO	Pending	2013-07-03	2012-07-03		2032-07-03
	60/909496	Ultrasound and microbubbles in ocular diagnostics and therapies	US	Expired	2007-04-02	2007-04-02		2008-04-02
	60/911385		US	Expired	2007-04-12	2007-04-02		2008-04-12
	60/954129		US	Expired	2007-08-06	2007-04-02		2008-08-06
	61/030075		US	Expired	2008-02-20	2007-04-02		2009-02-20
8764658	12/186640		US	Granted	2008-08-06	2007-04-02	2014-07-01	2029-04-20
20140336563	14/278320		US	Pending	2014-05-15	2007-04-02		2027-04-02
20180021557	15/453150		US	Pending	2017-03-08	2007-04-02		2027-04-02

II.             CATEGORY B PATENT RIGHTS

Patent / Document	Application	Title	Country	Status	Filing Date	Priority Date	Issue Date	Expiration Date
8684935	12/102293	Intraocular ultrasound Doppler techniques	US	Granted	2008-04-14	2007-04-12	2014-04-01	2030-03-20